EXHIBIT 10.1


                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT
                              --------------------

      THIS EMPLOYMENT AGREEMENT is made as of December 14, 2004 among DPL INC., an Ohio corporation ("DPL"), The Dayton Power and Light Company, an Ohio corporation ("DP&L"; and, collectively with DPL, the "Company") and James Mahoney ("Mr. Mahoney") under the following circumstances:

      A. DPL is a holding company headquartered in Dayton, Ohio, having as its principal subsidiary DP&L.

      B. Mr. Mahoney is presently employed by the Company as President of the Company's DPL Energy business unit ("DPL Energy") and was elected by the Board of Directors of the Company to be the President and Chief Executive Officer of the Company.

      C. The Company, subject to the terms and conditions set forth herein, desires to provide for the continued employment of Mr. Mahoney as President and Chief Executive Officer of DPL, President- DP& L and President of DPL Energy.

            NOW, THEREFORE, the parties agree as follows:

            Section 1. Employment and Duties. The Company hereby employs Mr. Mahoney as President and Chief Executive Officer of the Company and President of DPL Energy and Mr. Mahoney hereby accepts such employment. In his capacity as President and Chief Executive Officer of the Company, Mr. Mahoney shall report directly to the Chairman of the Board of Directors of the Company and shall have the duties customarily performed by a president and chief executive officer of a similarly situated company except for those performed by the Company's Executive Chairman. In his capacity as President of DPL Energy, Mr. Mahoney shall have primary responsibility for the conduct of DPL Energy's business activities including the management, marketing, sale and/or other disposition or transfer of the Company's generation output at wholesale and retail. Mr. Mahoney shall also perform such other and further duties as may be assigned to him from time to time by the Board of Directors of DPL and as are consistent with the position of Chief Executive Officer. During the Term, Mr. Mahoney shall devote his entire business time and attention to the performance of his duties hereunder and shall use his best efforts to perform his duties hereunder faithfully and efficiently. The foregoing shall not preclude Mr. Mahoney from devoting reasonable time to the supervision of his personal investments, civic, charitable and industry affairs, provided that such activities do not interfere with the performance of his duties hereunder or conflict with the business interests of the Company.

      Section 2. Term. Subject to the terms of Section 7 hereof, the term of this Agreement (the "Term") shall be effective as of May 16, 2004 and shall continue until the first anniversary of such date; provided that the Term shall automatically renew for successive one-year periods unless either party gives the other ninety (90) days advance written of its intention to not to renew the Agreement. In the event the Company issues notice of non-renewal, Mahoney will be entitled to the benefits provided in either Sections 9(b) or10, as appropriate, and in the event Mahoney issues notice of non-renewal, Mahoney shall be entitled to the benefits provided in Sections 9(c) or 10, as appropriate.

      Section 3. Compensation. As compensation for his services hereunder, Mr. Mahoney shall receive the following:

      (a) Base Salary. Mr. Mahoney shall receive a base salary at the annual rate of $500,000 or such greater amount as the Compensation Committee of the Board of Directors of DPL (the "Compensation Committee") may determine from time to time in its sole discretion (the "Base Salary"), to be paid in installments in accordance with the Company's customary payroll practices.

      (b) Participation in MICP. For each calendar year during the Term, Mr. Mahoney shall have the opportunity to receive an annual bonus under the DPL's Management Incentive Compensation Plan ("MICP"). For calendar year 2004, Mr. Mahoney will have the opportunity to earn $250,000 at 100% of the target performance in accordance with the terms of the MICP, and for subsequent years the Compensation Committee may in its sole discretion increase the maximum earning opportunity, but in no case shall it be less than $250,000 at 100% of the target performance..

      (c) Participation in LTIP. For each calendar year during the Term, Mr. Mahoney shall have the opportunity to participate in the DPL's Long Term Incentive Plan ("LTIP"). For calendar year 2004, Mr. Mahoney will have the opportunity to earn $450,000 at 100% of target performance in accordance with the terms of the LTIP, and for subsequent years the Compensation Committee may in its sole discretion increase the maximum earning opportunity, but in no case shall it be less than $450,000 at 100% of the target performance.

      (d) Vesting. Any award earned by Mr. Mahoney under the LTIP will vest in three equal annual installments of one-third each on December 31st of each year if Mr. Mahoney is in the employ of the Company on such date, commencing with the year to which the award relates. For example, one-third of the 2004 award under the LTIP, to the extent earned, will vest on December 31, 2004 if Mr. Mahoney is in the employ of the Company on such date; and one-third will similarly vest on December 31st of each year thereafter if Mr. Mahoney is in the employ of the Company.

      (e) Stock Options. On the terms provided in the Management Stock Option Agreement attached hereto as Exhibit A, which Mr. Mahoney and the Company shall execute immediately after the execution of this Agreement, the Company shall grant to Mr. Mahoney options to purchase up to 20,000 common shares of DPL, which option shall be fully vested and exercisable on the first anniversary of the date of this Agreement, i.e., May 16, 2005. Additional options, if any, may be granted to Mr. Mahoney in the Company's sole discretion.

      (f) DPL's Executive Stock Ownership Plan. Subject to the last sentence of this Section 3(f), Mr. Mahoney will be required to comply with the provisions of DPL's Executive Stock Ownership Guidelines which require that Mr. Mahoney achieve a specified minimum threshold of DPL share ownership within five years following the effective date of this Agreement and thereafter maintain DPL share ownership at the requisite minimum level. The minimum threshold of share ownership applicable to Mr. Mahoney as President and Chief Executive Officer of the Company and President of DPL Energy will be equal to three (3) times the Base Salary. The parties agree that Mr. Mahoney's ownership of DPL shares pursuant to this Section 3(f) will be acquired with proceeds from the LTIP and any proceeds from the MICP in excess of the 100% "target" payout.

      (g) Fringe Benefits. During the Term, Mr. Mahoney shall be entitled to receive such fringe benefits (including, medical, and disability insurance benefits and qualified retirement benefits) as are generally made available to other executive level employees of the Company in accordance with the plans, practices, programs and policies of the Company in effect from time to time, including participation in the DP&L's Key Employees Deferred Compensation Plan. In addition, during the Term Mahoney shall be entitled to the life insurance benefits currently provided by the Company, or greater.

      Section 4. Vacations. During the Term, Mr. Mahoney shall be entitled to paid vacation time of four weeks annually.

      Section 5. Expenses. The Company shall reimburse Mr. Mahoney for all reasonable out-of-pocket expenses properly incurred by him in connection with the performance of his duties hereunder in accordance with the policies established from time to time by the Company.

      Section 6. Withholdings. The Company may withhold from any amounts payable to Mr. Mahoney hereunder such federal, state or local taxes or other amounts as the Company shall be required to withhold pursuant to applicable law.

      Section 7. Termination. (a) This Agreement and Mr. Mahoney's employment with the Company may be terminated at any time, with or without Cause (as hereinafter defined), by either the Company or Mr. Mahoney upon 90 days' prior written notice; provided this Agreement and Mr. Mahoney's employment with the Company may be terminated by the Company for Cause without prior notice.

      (b) In addition, this Agreement and Mr. Mahoney's employment with the Company shall automatically terminate upon Mr. Mahoney's death or Disability (as hereinafter defined).

      (c) Upon the termination of this Agreement for any reason, this Agreement shall forthwith be of no further force and effect (except that the provisions of Sections 8 through 11, and 17 shall continue in full force and effect) and there shall be no further liability on the part of either party, other than based upon
(i) its obligations under this Agreement arising prior to such termination or
(ii) the obligations of such party contained in Sections 8 through 11, and 17 or under the agreement attached hereto as Exhibit A.

      Section 8. Severance Benefits Generally. Notwithstanding any other provisions of this agreement to the contrary, upon termination of employment for any reason at any time, the Company shall pay or provide the following amounts and benefits (the "Section 8 Amounts") to Mr. Mahoney in compensation for services previously rendered:

      (a) the amount of Mr. Mahoney's unpaid Base Salary earned through the Date of Termination at the rate in effect at the Date of Termination;

      (b) the amounts of any MICP and LTIP awards with respect to any completed period or periods which, pursuant to the MICP or LTIP (as applicable), have been earned by Mr. Mahoney and vested, but which have not yet been paid to him; and

      (c) all other accrued benefits of any kind to which Mr. Mahoney is, or would otherwise have been, entitled through the Date of Termination.

      Section 9. Severance Benefits Prior to a Change of Control. In the event of a termination of Mr. Mahoney's employment prior to a Change of Control, the following provisions shall apply:

      (a) Termination for Cause; Death or Disability. If (i) the Company terminates Mr. Mahoney's employment for Cause; or (ii) Mr. Mahoney's employment is terminated due to his death or Disability, Mr. Mahoney shall receive the
Section 8 Amounts.

      (b) Termination Without Cause. If the Company terminates Mr. Mahoney's employment without Cause, Mr. Mahoney shall receive:

                  (i) the Section 8 Amounts;

                  (ii) the amount of any MICP and LTIP awards earned with respect to any completed period, but unvested as of the Date of Termination; and

                  (iii) continued coverage under the health benefit plan for executive employees at the same cost and terms as in effect immediately prior to the date of notice until the earlier of
                  (A) first anniversary of his Termination Date or (B) the date an essentially equivalent and no less favorable benefit is made available to Mr. Mahoney at substantially similar cost.

      (c) Termination by Mr. Mahoney. If Mr. Mahoney terminates his employment for any reason at any time, Mr. Mahoney shall receive the Section 8 Amounts, and the Company shall pay to Mr. Mahoney a lump sum in cash not later than the Date of Termination (as hereinafter defined) in an amount equal to Mr. Mahoney's full Base Salary at the rate in effect on the Date of Termination.

      (d) Full Satisfaction. The foregoing payments and benefits under this
Section 9, plus the payments and benefits in Section 3.b. of the Management Stock Option Agreement, shall be the Company's entire obligation to Mr. Mahoney in the event of a termination of Mr. Mahoney's employment not related to a Change of Control, and Mr. Mahoney will execute a full and unconditional release of any claims which he may have against the Company as a condition to receiving such payment, except for termination pursuant to Section 9(a).

      Section 10. Severance Benefits Related to a Change of Control. In the event of the occurrence of Change of Control, the following provisions shall apply:

      (a) Termination for Cause; Resignation without Good Reason; Death or Disability. If, within 12 months following a Change of Control, (i) the Company terminates Mr. Mahoney's employment for Cause; (ii) Mr. Mahoney terminates his employment without Good Reason; or (iii) Mr. Mahoney's employment is terminated due to his death or Disability, Mr. Mahoney shall receive the Section 8 Amounts.

      (b) Termination Without Cause; For Good Reason. If, within 12 months following a Change of Control, (i) the Company terminates Mr. Mahoney's employment without Cause or (ii) Mr. Mahoney terminates his employment for Good Reason, Mr. Mahoney shall receive the following:

                  (i) the Section 8 Amounts;

                  (ii) an amount equal to 200% of the sum of (1) Mr. Mahoney's annual Base Salary (which Base Salary is computed before deduction for any deferred compensation or other employee deferrals) at the highest of (A) the rate in effect as of Date of Termination, or (B) the rate in effect at the time of the Change of Control, plus (2) the average of the award payments made to him under the MICP and LTIP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that Mr. Mahoney elected to defer to his Standard Deferral Account in the Company's Key Employees Deferred Compensation Plan;

                  (iii) the amount of any MICP and LTIP awards earned with respect to any completed period, but unvested as of the Date of Termination; provided that in the event the Date of Termination precedes the completion of a period in which, pursuant to the MICP or LTIP (as applicable), Mr. Mahoney could have earned compensation thereunder, or in the event the Date of Termination precedes the determination of compensation that he has earned for a completed period under the MICP or LTIP, then, with respect to each such period, Mr. Mahoney shall be entitled to an amount equal to the average of the award payments made to him under the MICP or LTIP for the three years preceding the Date of Termination (or for the number of years he has participated in such plan, if less than three), including any portion of any such payments that he elected to defer to his Standard Deferral Account in the Company's Key Employees Deferred Compensation Plan;

                  (iv) the Company shall, at its expense, maintain in full force and effect for Mr. Mahoney's continued benefit all life insurance, health and accident, and disability plans in which he was entitled to participate immediately prior to the Date of Termination, or, if more favorable to Mr. Mahoney, on the date of a prior Change of Control, provided that his continued participation is possible under the terms of such plans and programs. In the event that the terms of any such plan do not permit Mr. Mahoney's continued participation or that any such plan is discontinued or the benefits thereunder materially reduced, the Company shall arrange to provide, at its expense, benefits to Mr. Mahoney that are substantially similar to those that he was entitled to receive under such plan immediately prior to the Date of Termination. The Company's obligation under this subsection (iv) shall terminate on the earlier of: (1) the third anniversary date of the earlier of the Date of Termination or (2) the date an essentially equivalent and no less favorable benefit is made available to Mr. Mahoney at no cost by a subsequent employer. At the end of the applicable period of coverage set forth above, Mr. Mahoney shall have the option to have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company and relating specifically to Mr. Mahoney. In the event that because of their relationship to Mr. Mahoney, members of his family or other individuals are covered by a plan described in this subsection (iv) immediately prior to the Date of Termination, the provisions set forth in this subsection (iv) shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage for Mr. Mahoney, nothing set forth herein shall obligate the Company to continue to provide coverage which would have ceased even if he had remained an employee of the Company during such period; and

                  (v) any gross up amount payable under Section 15 hereof.

The Company shall make the foregoing cash payments to Mr. Mahoney as severance in a lump sum in cash not later than the Date of Termination (or in the case of any payments due under clause (v), if, and to the extent the amount of such payments are not known or calculable as of such due date, as soon as the amount is known and calculable).

      (c) Retention Payment. If a Change of Control occurs and Mr. Mahoney remains employed with the Company until the first anniversary of the Change of Control, then the Company shall pay him the amounts set forth under Section 10(b) not later than the date of such anniversary. For purposes of determining any amounts due under this Section 10(c), the date of the first anniversary of the Change of Control shall be deemed to be the Date of Termination for purposes of the calculations under Section 10(b).

      (d) Additional Payment. In consideration of Mr. Mahoney agreeing to the covenants in Section 11 hereof, if Mr. Mahoney receives payments under Section 10(b) or 10(c), Mr. Mahoney shall be paid an additional amount equal to one-half (1/2) the amount determined under Section 10(b)(ii) payable upon the Date of Termination.

      (e) Anticipatory Termination. If Mr. Mahoney's employment is terminated by the Company without Cause (other than due to Mr. Mahoney's death or Disability), and within six (6) months thereof the Company commences discussions with a potential acquirer relating to a transaction that could result in a Change of Control and such Change in Control occurs, then the Company shall pay and provide Mr. Mahoney the amounts and benefits provided for in Section 10(b) above as if the date of the Change of Control were the Date of Termination.

      (f) Enhanced Disability Protection. In addition to the Severance Benefits provided in Section 10, if Mr. Mahoney's employment is terminated because of a Disability within twelve (12) months following the occurrence of a Change of Control, Mr. Mahoney shall be entitled to receive benefits under any Company employee salary continuation plan or employee disability insurance plan then in effect in accordance with the then applicable terms thereof; provided that Mr. Mahoney shall be entitled to receive benefits under any similar plan in effect as of the date of the occurrence of such Change of Control if such plan shall result in a higher amount of benefits being paid to Mr. Mahoney as a result of the Disability in question.

      (g) Notice of Termination. Any termination of Mr. Mahoney's employment subsequent to a Change of Control, unless by Mr. Mahoney without Good Reason or because of Mr. Mahoney's death, shall be consummated by written Notice of Termination given to the other party. For purposes of this agreement, "Notice of Termination" shall mean a notice given by the Company, or by Mr. Mahoney with Good Reason, which indicates the specific termination provision or provisions in this agreement relied upon, if any, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment.

      (h) Nature of Payments; No Mitigation. The payments and benefits provided upon termination of employment under this Section 10 shall not be treated as damages, but rather shall be treated as severance compensation to which Mr. Mahoney is entitled under the terms and conditions provided herein. Mr. Mahoney shall not be required to mitigate the amount of any benefit provided under this agreement by seeking other employment or otherwise.

      Section 11. Non-Competition; Non-Solicitation and Confidentiality. In consideration of the Company's entering into this Agreement and as an inducement for it to do so, and in consideration of the Company's agreement to pay Mr. Mahoney the amount set forth under Section 10(d) hereof, in the event and only in the event that he receives the payment under Section 10(d) hereof, Mr. Mahoney agrees as follows:

      (a) Non-Competition. For a period of two years after termination of Mr. Mahoney's employment for any reason, he will not, without the Company's prior written consent, directly or indirectly, (i) solicit for employment with himself or any firm or entity with which he is associated, any employee of the Company or otherwise disrupt, impair, damage or interfere with the Company's relationship with its employees; (ii) solicit for his own behalf or on behalf of any other person(s), any customer of the Company that has purchased goods from the Company at any time in the twelve (12) months preceding his date of termination or that the Company is actively soliciting or has known plans to solicit, for the purpose of marketing or distributing any product, pricing or service competitive with any product, pricing or service then offered by the Company or which the Company has known plans to solicit, (iii) further develop, on behalf of any person in competition with the Company, any product or pricing which the Company is in the process of developing on the date of termination of Mr. Mahoney's employment, or (iv) serve, directly or indirectly, as an agent, employee, officer, director, manager, consultant, contractor, representative or in any other capacity of any Prohibited Company (as hereinafter defined) or any Affiliate thereof.

      (b) Confidentiality. At all times, Mr. Mahoney (i) will keep all confidential, nonpublic and/or proprietary information (including, for example, trade secrets, financial information, customer information and business and strategic plans) of the Company (regardless of when he became aware of such information) in strict confidence and (ii) will not, directly or indirectly, use or disclose to any person in any manner any of such information, except to the extent directly related to and required by his performance of the duties assigned to him by the Company. Mr. Mahoney will take all appropriate steps to safeguard such information and to protect it against unauthorized disclosure, misuse, loss or theft. Upon termination of his employment, he will promptly return to the Company, without retaining any copies, all written or computer readable material containing any of such information, as well as all other property and records of the Company, in his possession or control.

      Section 12. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

      "Affiliate" means, with respect to any Prohibited Company, any Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Prohibited Company. A Person shall be deemed to control a Prohibited Company if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Prohibited Company, whether through the ownership of voting securities or other ownership interests, contract or otherwise.

      "Cause" means (a) commission of a felony, (b) embezzlement, (c) the illegal use of drugs, or (d) if no Change of Control has occurred other than the commencement of a tender offer and/or the entering into of an agreement referred to in items (ii) or (iii) of the definition of Change of Control, the willful and continuous failure by Mr. Mahoney to substantially perform his duties with the Company (other than any such failure resulting from his physical or mental illness or other physical or mental incapacity) as determined in good faith by the Board of Directors. Notwithstanding the foregoing, Cause shall not be deemed to exist unless and until there shall have been delivered to Mr. Mahoney a copy of a resolution duly adopted by written consent of not less than three-fourths of the number of directors then in office (after reasonable notice to him and an opportunity for him, together with his counsel, to be heard at a meeting of the Board of Directors called and held for that purpose), finding that in the good faith opinion of the Board of Directors he was guilty of conduct set forth above in clauses (a), (b), (c) or (d) of the first sentence of this definition and specifying the particulars thereof in detail. For purposes of this Section, no act or failure to act on Mr. Mahoney's part shall be considered "willful" unless it is done, or omitted to be done, by him in bad faith or without reasonable belief that his action or omission was in the best interests of the Company.

      "Change of Control" means the consummation of any change in control of DPL, or its principal subsidiary, DP&L, of a nature that would be required to be reported in response to Item 6 (e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the 'Exchange Act') as determined by the Board of Directors of DPL in its sole discretion; provided that, without limitation, such a Change of Control shall be deemed to have occurred if (i) any 'person' (as such term is defined in Sections 13 (d) and 14
(d) (2) of the Exchange Act; hereafter, a 'Person') other than DPL or DP&L or an entity then directly or indirectly controlling, controlled by or under common control with DPL or DP&L is on the date hereof or becomes the beneficial owner, directly or indirectly, of securities of DPL or DP&L representing (A) 25% or more of the combined voting power of the then outstanding securities of DPL or DP&L if the acquisition of such beneficial ownership or such tender offer is not approved by the Board of Directors of DPL prior to the acquisition or the commencement of such tender offer or (B) 50% or more of such combined voting power in all other cases; (ii) DPL or DP&L consummates a merger or consolidation, or consummates a 'combination' or 'majority share acquisition' in which it is the 'acquiring corporation' (as such terms are defined in Ohio Rev. Code ss. 1701.01 as in effect on December 31, 1990) and in which shareholders of DPL or DP&L, as the case may be, immediately prior to entering into such agreement, will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of DPL or DP&L or any surviving or new corporation, as the case may be, having less than 50% of the 'voting power' of DPL or DP&L or any surviving or new corporation, as the case may be, including 'voting power' exercisable on a contingent or deferred basis as well as immediately exercisable 'voting power', excluding any merger of DPL into DP&L or of DP&L into DPL; (iii) DPL or DP&L consummates a sale, lease, exchange or other transfer or disposition of all or substantially all of its assets to any Person other than to a wholly owned subsidiary or, in the case of DP&L, to DPL or a wholly owned subsidiary(ies) of DPL; but not including (A) a mortgage or pledge of assets granted in connection with a financing or (B) a spin-off or sale of assets if DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market; or (iv) those persons serving as directors of DPL or DP&L on the date of this Agreement (the 'Original Directors') and/or their Successors do not constitute a majority of the whole Board of Directors of DPL or DP&L, as the case may be (the term 'Successors' shall mean those directors whose election or nomination for election by shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of DPL or DP&L, as the case may be, at the time of such election or nomination for election).

      "Date of Termination" means:

            (a) if Mr. Mahoney's employment is terminated by the Company for Cause, the date specified in the Notice of Termination;

            (b) if Mr. Mahoney terminates his employment for Good Reason, the date specified in his Notice of Termination; or

            (c) if Mr. Mahoney's employment is terminated by the Company or by him for any other reason, the date of such termination.

      "Disability" means, for the purposes of this agreement, Mr. Mahoney's inability to perform the duties required of him on a full-time basis for a period of six consecutive months because of physical or mental illness or other physical or mental disability or incapacity, followed by the Company giving him thirty days' written notice of its intention to terminate his employment by reason thereof, and Mr. Mahoney's failure because of physical or mental illness or other physical or mental disability or incapacity to resume the full-time performance of his duties within such period of thirty days and thereafter perform the same for a period of two consecutive months.

      "Good Reason" means:

            (a) The assignment to Mr. Mahoney, without his express consent, of any duties inconsistent with the duties of CEO and/or written objectives approved by the Company with respect to his position, duties, responsibilities and status with the Company in effect immediately prior to a Change of Control, or a change in his reporting responsibilities, titles or offices as described in the Company's written objectives in effect immediately prior to a Change of Control, or his removal from or any failure to re-elect him to any of such positions or offices, except in connection with the termination of his employment for Disability or Cause, or by him other than for Good Reason, or as a result of Mr. Mahoney's death.

            (b) Failure by the Company to increase Mr. Mahoney's annual Base Salary, at the time when salary adjustments were historically made by the Company prior to the Change of Control, by an amount that at least equals on a percentage basis the average percentage increase in his Base Salary during the three (3) full calendar years immediately preceding the Change of Control (or for the number of years he has been employed by the Company, if less than three).

            (c) A reduction by the Company of Mr. Mahoney's Base Salary as in effect on the date hereof or as the same may be increased from time to time.

            (d) Failure by the Company to continue in effect any benefit or compensation plan (including but not limited to the Company's MICP, Key Employees Deferred Compensation Plan or any other pension, employee stock ownership, life insurance, medical, health and accident, or disability plan) in which Mr. Mahoney is participating at the time of a Change of Control or plans providing Mr. Mahoney with substantially similar benefits; or the taking of any action by the Company which would adversely affect Mr. Mahoney's participation in or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change of Control; or the failure by the Company to provide Mr. Mahoney with the number of paid vacation days to which he would then be entitled in accordance with the Company's vacation policy in effect at the time of the Change of Control.

            (e) The relocation of the Company's principal executive offices to a location outside Montgomery County, Ohio, if at the time of a Change of Control Mr. Mahoney is based at the Company's principal executive offices.

            (f) The Company's requiring Mr. Mahoney to be based anywhere more than fifty miles from the location where he is based at the time of a Change of Control (except for required travel on the Company's business to an extent substantially consistent with Mr. Mahoney's business travel obligations as they existed at the time of a Change of Control); or, in the event Mr. Mahoney consents to being based anywhere more than fifty miles from such location, the failure by the Company to pay (or reimburse him for) all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify him against any loss (defined as the difference between the actual sale price of such residence after the deduction of all real estate brokerage charges and related selling expenses and the higher of (1) Mr. Mahoney's aggregate investment in such residence or
                  (2) the fair market value of such residence as determined by a real estate appraiser designated by him and reasonably satisfactory to the Company realized upon the sale of such residence in connection with any such change of residence.

            (g) The Company's requiring Mr. Mahoney to perform duties or services which necessitate absence overnight from his place of residence, because of travel involving the business or affairs of the Company, to a degree not substantially consistent with the extent of such absence necessitated by such travel during the period of twelve months immediately preceding a Change of Control.

            (h) The failure of the Company to obtain the assumption of this agreement by any successor as provided in Section 14 hereof.

            (i) The Company's termination of Mr. Mahoney's employment without satisfying any applicable requirements in connection with termination for Cause or sending a Notice of Termination.

      "Person" means any individual, corporation, association, partnership, firm, limited liability company, trust or other entity or enterprise.

      "Prohibited Company" means each of Firstenergy Corp., Cinergy Corp., and American Electric Power Company, Inc.

      Section 13. Rights As Former Employee. Nothing contained in this agreement shall be construed as preventing Mr. Mahoney, and shall not prevent him, following any termination of his employment whether pursuant to this agreement or otherwise, from thereafter participating in any benefit or insurance plans (including, without limitation thereto, any retirement plans) in the same manner and to the same extent that he, as a former employee of the Company, would have been entitled to participate had this agreement not have been entered into.

      Section 14. Successors. (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement to expressly and unconditionally assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of such succession shall be a breach of this agreement and shall entitle Mr. Mahoney to compensation from the Company in the same amount and on the same terms as he would be entitled hereunder if he terminated his employment for Good Reason regardless of whether he in fact has done so, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. The foregoing provisions of this Section 14(a) shall not apply to (i) a spin-off or sale of assets, or (ii) a transaction described in item (ii) of the definition of Change of Control above involving only DP&L if in each case DPL continues in existence and its common shares are listed on a national securities exchange, quoted on the automated quotation system of a national securities association or traded in the over-the-counter market.

      (b) This Agreement shall inure to the benefit of and be enforceable by Mr. Mahoney's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Mr. Mahoney should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid to such beneficiary or beneficiaries as he shall have designated by written notice delivered to the Company prior to his death or, failing written notice, to his estate.

      Section 15. Gross-Up Payment. In the event that any payment pursuant to this agreement or any other agreement will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") or any successor or similar provision, the Company shall pay Mr. Mahoney an additional amount (the "Gross-Up Payment") such that the net amount retained by Mr. Mahoney after deduction of any Excise Tax on such payments (excluding payments pursuant to this Section 15), and after deduction for any federal, state and local income tax and Excise Tax upon the payment provided for by this
Section 15, shall be equal to the amount of such payments (excluding payments pursuant to this Section 15) before payment of any Excise Tax (hereinafter the "Excise Tax Compensation Net Payment"). For purposes of determining whether any of such payments will be subject to the Excise Tax and the amount of such Excise Tax, any payments or benefits received or to be received by Mr. Mahoney in connection with a Change of Control or his termination of employment shall be treated as "parachute payments" within the meaning of Section 280G of the Code, and all "excess parachute payments" within the meaning of Section 280G of the Code shall be treated as subject to the Excise Tax, unless in the opinion of tax counsel selected by the Company's independent auditors and acceptable to Mr. Mahoney such payments or benefits do not constitute parachute payments or excess parachute payments. For purposes of determining the amount of the Gross-Up Payment, Mr. Mahoney shall be deemed to pay all federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of his residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of Mr. Mahoney's employment, Mr. Mahoney shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, an amount necessary so that the total payments hereunder equal the Excise Tax Compensation Net Payment, plus interest on the amount of such repayment at a rate equivalent to the rate described in Section 280G (d) (4) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of his employment, the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable with respect to such excess) at the time that the amount of such excess is finally determined. The Gross-Up Payment shall be paid not later than the Date of Termination or, if and to the extent such payment is not known or calculable as of such date, as soon as the amount is known and calculable.

      Section 16. Funding of Master Trust. Upon a Change of Control, the Company shall immediately transfer to the Amended and Restated Master Trust dated February 1, 1995, as amended (or to an Other Trust as defined in such Trust) previously established to secure the Company's obligations to participants under various Company deferred and incentive compensation plans, cash in an amount sufficient to fund all payments which would be made to Mr. Mahoney hereunder if his employment was terminated on the date of the Change of Control under circumstances in which payments under Section 10 hereof would become due and payable to him, including, without limitation, cash in an amount sufficient to fund payments of all future medical, life insurance, accident and disability plans as provided in Sections 10 hereof, and the Gross-Up Payment as defined in
Section 15 herein, in each case based on reasonable estimates.

      Section 17. Legal Fees. The Company shall reimburse Mr. Mahoney in full for all legal fees and expenses reasonably incurred by him in connection with a termination of his employment (including, without limitation, all such fees and expenses, if any, incurred in contesting or disputing any termination of your employment subsequent to a Change of Control or in seeking to obtain or enforce any right or benefit provided by this agreement, regardless of the outcome, unless, in the case of a legal action brought by him or in his name, a court finally determines that such action was not brought in good faith by him). The Company shall pay the reasonable attorneys fees, costs and expenses incurred by Mr. Mahoney in connection with the negotiation, execution and delivery of this Agreement.

      Section 18. Notices. All notices required or permitted to be given under this agreement shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) or delivered, if to the Company, addressed to

      (a) Prior to a Change of Control, to the Corporate Secretary of the Company at:

                   The Dayton Power and Light Company
                   MacGregor Park
                   1065 Woodman Drive
                   Dayton, Ohio  45432
                   Attention:  Corporate Secretary

      (b) After a Change of Control, to the Trustees at:

                   Bank of America
                   50 North Laura St., Suite 3200
                   FL9-001-32-04
                   Jacksonville, FL   32202

                   and

                   Bank One Trust Company
                   P. O. Box 710634
                   Columbus, OH   43271-0634

and if to Mr. Mahoney, addressed to

                   Mr. James Mahoney
                   3600 Wood Hollow Road
                   Kettering, OH  45429

Any party may change the address to which notices to such party are to be directed by giving written notice of such change to the other parties in the manner specified in this Section.

      Section 19. Parties in Interest. This Agreement is for the sole benefit of the parties and shall not create any rights to any person not a party. This Agreement is personal and may not be assigned by any party without the prior written consent of the other party. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the parties, but on assignment shall, of itself, relieve any party of its obligations hereunder.

      Section 20. Entire Agreement. This Agreement, including the agreement attached hereto as Exhibit A and the Deferral Election Form attached hereto as Exhibit B, sets forth the entire agreement and understandings of the parties in respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof.

      Section 21. Interpretation. The Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Words used in this Agreement in the singular number shall include the plural, and vice versa, unless the context requires otherwise. Words of gender used in this Agreement may be read as masculine, feminine or neuter as the context may require. The terms "this Agreement", "hereto" "herein", "hereby", "hereof" and similar expressions refer to this Agreement in its entirety and not to any particular provision or portion of this Agreement. When a reference is made to Sections, such reference shall be to a Section of this Agreement, unless otherwise indicated. Whenever the words "include", "includes" or "including" are used herein, they shall be deemed to be followed by the words "without limitation".

      Section 22. Law Governing. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio without regard to its conflicts of laws rules.

      Section 23. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.

      Section 24. Amendment. Any amendment to this Agreement or any waiver of rights or any consent hereunder shall not be operative unless it is in writing and signed by the party sought to be charged.

      Section 25. Equitable Relief. Mr. Mahoney acknowledges that the Company may be irreparably injured by any breach of Section 11. Accordingly, the Company shall be entitled to specific performance and other injunctive relief as remedies for any breach (or threatened breach) of such Sections, in addition to all other remedies available at law or in equity.

      Section 26. Severability. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to another party or circumstance shall not be affected thereby and such provision shall be enforced to the greatest extent permitted by applicable law.

      Section 27. Waiver. The failure or delay on the part of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. No right or remedy herein conferred upon or reserved to any party is intended to be exclusive of any other right or remedy and all such rights and remedies shall be cumulative.

      Section 28. No Right to Employment. Nothing in this agreement shall confer upon Mr. Mahoney the right to continue employment with the Company, or obligate Mr. Mahoney to continue employment with the Company; nor shall it interfere with the rights of the Company to discharge Mr. Mahoney or take other action with respect to Mr. Mahoney, subject to the Company's providing the benefits specified herein in accordance with the terms hereof.

      Section 29. Insurance and Indemnification. To the extent that Company provides directors and officers liability insurance or similar indemnification for its officers and directors, the Company shall provide the same coverage or indemnification to Mr. Mahoney, in accordance with and subject to the same terms and conditions.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                       DPL Inc.


                                       By: /s/ Robert D. Biggs
                                          ------------------------------
                                             Robert D. Biggs
                                             Executive Chairman


                                       By: /s/ W August Hillenbrand
                                          ------------------------------
                                             W August Hillenbrand
                                             Vice Chairman of the Board


                                       The Dayton Power and Light Company


                                       By: /s/ Robert D. Biggs
                                          ------------------------------
                                             Robert D. Biggs
                                             Executive Chairman

                                       By: /s/ W August Hillenbrand
                                          ------------------------------
                                             W August Hillenbrand
                                             Vice Chairman of the Board



                                       James V. Mahoney

                                       /s/ James V. Mahoney
                                       ------------------------------